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                                                                   EXHIBIT 13(a)




FOR IMMEDIATE RELEASE

Contact:
              Matthew Kyler                          Richard H. Grubaugh
              Stockwalk.com Group, Inc.              Beacon Hill Partners, Inc.
              612-542-3626                           212-843-8500
              mkyler@stockwalk.com                   rgrubaugh@bhpweb.com





                STOCKWALK.COM GROUP, INC. TERMINATES TENDER OFFER
            FOR KINNARD INVESTMENTS, INC.; TO PARTICIPATE IN PROCESS

         MINNEAPOLIS...January 14, 2000...Stockwalk.com, Group, Inc. (NASDAQ:
STOK), through its subsidiary, SW Acquisition, Inc., announced today that it would become a participant in the process undertaken by Kinnard Investments, Inc. (NASDAQ: KINN), and its financial advisor, U.S. Bancorp Piper Jaffray, to explore strategic alternatives to enhance shareholder value and consequently was dropping its tender offer to purchase all of the outstanding shares of common stock of Kinnard Investments, Inc. for cash at $8.00 per share.

         Eldon C. Miller, Chairman and Chief Executive Officer of Stockwalk.com Group, Inc., stated that he was looking forward to participating in the process. Miller added, "We have concluded that participation in the process initiated by Kinnard's board will best serve Stockwalk's objective to acquire Kinnard and we intend to fully and actively participate in that process." Stockwalk will take immediate steps to direct Firstar Bank of Minnesota, N.A., the Depository for the tender offer, to return promptly all tendered shares of Kinnard.

         Based in Minneapolis, Stockwalk.com Group, Inc. is the parent company of MJK Holdings, Inc. which owns Miller, Johnson & Kuehn, Inc., a full-service brokerage, and Stockwalk.com, Inc., an online securities brokerage. Both subsidiaries are members of the National Association of Securities Dealers
(NASD) and the Securities Investor Protection Corporation (SIPC).

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